Exhibit 99.1

Jack in the Box Inc. Completes Sale of Qdoba Restaurant Corporation

SAN DIEGO--(BUSINESS WIRE)--March 21, 2018--Jack in the Box Inc. (NASDAQ: JACK) (the “Company”) today announced that it has completed the sale of Qdoba Restaurant Corporation (“Qdoba”) to an affiliate of certain funds managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO) for approximately $305 million in cash. Qdoba operates and franchises more than 700 QDOBA MEXICAN EATS® restaurants in the U.S. and Canada.

In connection with the sale, the Company will make a prepayment of $260 million to retire outstanding debt under its term loan, as required by the terms of its credit facility.

Lenny Comma, chairman and chief executive officer of Jack in the Box Inc., said, “We wish the Qdoba brand and its leadership team and franchisees all the best. Completing the sale of Qdoba marks an important milestone in the actions we’re taking to enhance shareholder value while creating an asset-light business model that is less capital intensive.”

Lance Milken, a senior partner at Apollo, said, “With the close of this acquisition, we are very excited to be working alongside Qdoba’s outstanding management team, talented employees, and dedicated franchise partners. We look forward to continuing Qdoba’s growth as a leading fast-casual restaurant brand.”

At the time the Company acquired Qdoba in 2003, it had 85 locations in 16 states, with $65 million in system-wide sales. Today, Qdoba is the second largest fast-casual Mexican food brand in the U.S., with more than 700 locations in 47 states, the District of Columbia and Canada, and system-wide sales of more than $820 million in fiscal 2017.

Advisors

Morgan Stanley & Co. LLC served as financial advisor and Gibson, Dunn & Crutcher LLP served as legal counsel to the Company in connection with this transaction. Apollo was advised by Morgan, Lewis & Bockius LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP, Deutsche Bank Securities Inc., and PJ Solomon.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. For more information on Jack in the Box, including franchising opportunities, visit www.jackinthebox.com.

About Apollo Global Management, LLC

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management (AUM) of approximately $249 billion as of December 31, 2017, in Private Equity, Credit and Real Assets invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the Company's ability to reduce G&A the Company's ability to execute its refranchising strategy; the Company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; food safety incidents or negative publicity impacting the reputations of the Company's brands; and stock market volatility. These and other factors are discussed in the Company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The Company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291